Exhibit  (d)(3)under Form N-1A
Exhibit 10 under Item 601/ reg. S-K

Amendment #1 to Investment Advisory Contract

Federated Government Income Securities, Inc.

This Amendment #1 to the Investment Advisory Contract between Federated Investment Management Co. and Federated Government Income Securities, Inc., approved at a board meeting on May 17, 2008, shall become effective as of June 30, 2008.

For all services rendered by Adviser hereunder, the Fund shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual gross investment advisory fee equal to 0.60% of the average daily net assets of the Fund. Such fee shall be accrued and paid daily at the rate of 1/365th of 0.60% of the daily net assets of the Fund.

The right of the Adviser as set forth in Paragraph 5 of this Contract to assume expenses of one or more of the Funds shall also apply as to any classes of the above-named Fund.

IN WITNESS WHEREOF, the parties have caused this Contract to be executed on their behalf by their duly authorized officers this 1st day of June, 2008.

FEDERATED INVESTMENT MANAGEMENT CO.

By:  /s/ John F. Fisher
Name:  John B. Fisher
Title:  President/CEO

FEDERATED GOVERNMENT INCOME SECURITIES, INC.

By:  /s/ J. Christopher Donahue
Name:  J. Christopher Donahue
Title:  President